Exhibit 99.2

Transcript: OCC –Q1 2018 Earnings Conference Call - 03/12/18 10:00 AM

CORPORATE PARTICIPANTS

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

CONFERENCE PARTICIPANTS

Anthony Marchese - Private Investor

PRESENTATION

Operator

Good morning. My name is Laurie, and I'll be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation first quarter 2018 earnings conference call. (Operator Instructions)

Thank you. Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher

Good morning, and thank you all for participating on Optical Cable Corporation's first quarter of fiscal year 2018 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the Forward-Looking Statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks regarding our first quarter of fiscal year 2018. Tracy will then review the first quarter results for the three-month period ended January 31, 2018 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

We are pleased with our strong start to fiscal year 2018. During our first quarter, we achieved significant top-line growth with a 20.2% increase in net sales and an 8.7% increase in gross profit when compared to the first quarter of fiscal 2017. We set aggressive growth targets for this year and continue to make meaningful steps to drive sales and achieve gross profit growth.

We continue to execute on our strategies─accelerating sales and marketing initiatives in targeted markets, taking steps to increase operational efficiencies, and strengthening our team with strategic new hires. Our efforts to develop solutions and capture new opportunities to meet our customers' evolving needs also continue.

Transcript: OCC –Q1 2018 Earnings Conference Call - 03/12/18 10:00 AM

We are encouraged by increased demand in many of our specialty markets that had been under pressure in recent years. In the military market, for example, we are seeing increases as a result of market improvements, as well as increases due to our new product development efforts.

Our sales order backlog and forward load was high at the end of the first quarter and into the second quarter─particularly for our fiber optic cable products. Generally, OCC's consolidated sales order backlog and forward load varies throughout the year between approximately 3 or 4 weeks of net sales, or approximately $4 million to $5 million. At the end of February 2018, our sales order backlog and forward load was $19 million. As a result, at this time, we believe it is likely that we will again see a significant increase in net sales during the second quarter of fiscal year 2018, when compared to the same period last year.

We continue to be mindful of our expenses as we make appropriate investments in personnel and initiatives that we believe are necessary for future growth. We are confident that we are positioning OCC for success and we are focused on building on this important momentum to further improve our top and bottom line results through execution of our strategic plan.

And with that, I'll now turn the call over to Tracy Smith, who'll review some of the specifics regarding our first quarter financial results.

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

Thank you, Neil. Consolidated net sales for the first quarter of fiscal 2018 were $17.6 million, an increase of 20.2% compared to net sales of $14.6 million for the first quarter of fiscal 2017. We increased net sales in our specialty markets in the first quarter of fiscal 2018, compared to the same period last year, particularly in our military and wireless carrier markets. This increase was partially offset by a decrease in net sales in our enterprise markets.

Net sales to customers outside of the United States increased 32.1% in the first quarter of fiscal 2018, compared to the same period last year, and net sales to customers in the United States increased 17.3%, compared to the same period last year.

Turning to gross profit. Gross profit was $5.2 million in the first quarter of fiscal 2018, an increase of 8.7% compared to $4.8 million in the first quarter of fiscal 2017. Gross profit margin, or gross profit as a percentage of net sales, was 29.8% in the first quarter of fiscal 2018, compared to 32.9% in the first quarter of fiscal 2017. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis. Gross profit margin for the first quarter of fiscal 2018 was negatively impacted by a shift in product mix toward the sale of certain lower margin fiber optic cable products in the first quarter of fiscal 2018 compared to the same period in fiscal 2017.

SG&A expenses increased 7% to $5.6 million during the first quarter of fiscal 2018, compared to $5.2 million for the same period last year. SG&A expenses as a percentage of net sales were 31.7% in the first quarter of fiscal 2018, compared to 35.6% in the first quarter of fiscal 2017. The increase in SG&A expenses during the first quarter of fiscal 2018 compared to the same period last year was primarily due to increases in employee related costs, including new hires selectively added to accomplish strategic objectives, and increases in commissions due primarily to the increase in net sales.

OCC recorded a net loss of $410,000, or $0.06 per basic and diluted share, for the first quarter of fiscal 2018, compared to a net loss of $616,000, or $0.09 per basic and diluted share, for the first quarter of fiscal 2017.

Transcript: OCC –Q1 2018 Earnings Conference Call - 03/12/18 10:00 AM

As of January 31, 2018, we had outstanding borrowings of $5.9 million on our revolving credit note and $1.1 million in available credit. We also had outstanding loan balances of $6.6 million under our real estate term loan.

As Neil mentioned, our sales order backlog and forward load at the end of February 2018 was $19 million, or approximately 14 to 15 weeks of net sales on a trailing 12-month basis. As a result of our significant backlog and forward load and timing differences between required payments on purchases and materials and receipts on shipments related to these orders, we're in the process of working with our bank to increase the availability on our Revolver to accommodate what we believe will be short-term increased working capital requirements.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, Tracy. And now, if you have any questions, we're happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

QUESTION AND ANSWERS

Operator

Your first question comes from the line of Anthony Marchese.

Anthony Marchese - Private Investor

Hi, good morning. Nice sales results. Question for you regarding the backlog. Can you categorize the backlog in terms of potential profit margin? Is it lower priced -- lower margin, higher margin? That would help.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Yes, it's -- generally we wouldn't provide that -- a lot of detail, but we do have a lot of backlog in products that tend to be a little bit of a lower mix. We make a whole series of products, of course, in fiber optic cable, copper and fiber optic connectivity products, both for the enterprise and the harsh environment market. And part of our fiber optic cable mix includes cables that are hybrid cables that include power -- for power purposes. And some of those cables include a more substantial element of copper. And so we do expect, in certain circumstances, our margins to be lower on those sorts of products since the copper price tends to be more of a pass-through component. With respect to our backlog, I don't have any specific numbers to know what our margins will be like on a going-forward basis at this time. But I can tell you that our backlog does contain some sales and orders that fall into that category of being lower margin.

Anthony Marchese - Private Investor

Okay. And second and final question. Is it possible that you could be net income positive for the year?

Transcript: OCC –Q1 2018 Earnings Conference Call - 03/12/18 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

I wasn't going to make any projections, but that's what we're focused on doing, as you would imagine. We've made some steps when we saw weakness in our specialty markets to control expenses. We continue to try to keep those expenses under control, but we've also made some investments as we're focusing on expanding our market and sales initiatives, as well as some other initiatives that long-term, we believe will save money. So that's always in the back of our mind, and that's always our intention.

Anthony Marchese - Private Investor

Great, thank you.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Anthony, if you don't mind me asking, who are you with?

Anthony Marchese - Private Investor

I'm just a -- I'm a private investor.

Operator

At this time, there are no further audio questions. I'll now return the call to Mr. Wilkin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you. Aaron, are there any questions we have submitted from individual investors, other individual investors at this time?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Partner

Neil, at this time, we do not have any questions submitted by individual shareholders.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Okay. Well, I would like to thank everyone for listening to our first quarter conference call today. As always, we appreciate your time and your interest in OCC. Thank you.

Operator

Thank you for participating in the Optical Cable Corporation first quarter 2018 earnings conference call. You may now disconnect.